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                                                                     EXHIBIT 4.3
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                             OVERSEAS PARTNERS LTD.
                          INCENTIVE COMPENSATION PLAN
                                  (THE "PLAN")
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                             OVERSEAS PARTNERS LTD.
                          INCENTIVE COMPENSATION PLAN


                                   Article 1

                    Establishment, Objectives, and Duration


     1.1. Establishment of the Plan. By this document, Overseas Partners Ltd., a Bermuda company (the "Company"), establishes the incentive compensation plan. The Plan permits the Committee to grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units, and it allows employees to purchase Shares as described in Article 10.

     1.2. Objectives of the Plan. The objectives of the Plan are to: (a) optimize the profitability and growth of the Company by linking the compensation of Participants to the value of the Company's Shares and thereby aligning the interests of Participants more closely with those of the Company's shareowners;
(b) to provide Participants with an incentive for excellence in individual performance; and (c) to promote teamwork among Participants. The Plan is also intended to provide flexibility to the Company in its ability to motivate, attract, and retain employees who make significant contributions to the Company's success by allowing Participants to share in the success of the Company.

     1.3.  Duration of the Plan.   Subject to approval by the Company's
shareowners, the Plan shall become effective on May 11, 2000 and shall remain in effect (subject to the right of the Committee to amend or terminate the Plan as described in Article 15), until all Shares allotted to the Plan have been purchased or acquired according to the Plan's provisions. However, no Awards will be granted under the Plan on or after May 11, 2010. Employees may purchase Shares as described in Article 10 after May 11, 2010, subject to the Committee's right to amend or terminate the Plan as described in Article 15.

                                   Article 2

                                  Definitions


     The following terms shall have the meanings set forth below, and when this meaning is intended, the initial letter of the word shall be capitalized:

     2.1. Affiliate means any corporation, partnership, joint venture or other entity in which the Company either directly or indirectly controls at least 25% of the voting interest or owns at least 25% or more of the value or capital or profits interest of such entity.

     2.2. Award means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

     2.3. Award Agreement means an agreement entered into by the Company and a Participant setting out the terms and provisions applicable to an Award.

     2.4. Beneficial Owner or Beneficial Ownership shall have the meaning given to the term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5. Board or Board of Directors means the Board of Directors of the Company.

     2.6. Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions has been satisfied:
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     (a)  The Shareowners of the Company approve a reorganization, merger, share exchange or consolidation, in each case, where persons who were shareowners of the Company immediately prior to such reorganization, merger, share exchange or consolidation do not, immediately afterward, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company's then outstanding securities entitled to vote generally in the election of directors; or

     (b) There is a liquidation or dissolution of the Company or the sale of substantially all of the Company's assets; or

     (c) After May 11, 2000, there is a change of 20% or more of the members of the Board of Directors of the Company (the "Incumbent Board"). However, any person becoming a director after May 11, 2000, who was properly elected and was approved by a vote of at least 50% of the current directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) shall be deemed a member of the Incumbent Board; or

     (d) After May 11, 2000, there is a change of 50% or more of the executive officers of the Company at the level of Vice President and above within a consecutive 12-month period.

     2.7. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor Act to the Code.

     2.8.   Committee means the Compensation Committee of the Board.

     2.9. Company means Overseas Partners Ltd. and its Subsidiaries and Affiliates.

     2.10. Director means any individual who is a member of the Board of Directors.

     2.11. Disability shall have the meaning given to the term in the Company's long-term disability plan, or if no such plan exists, the meaning determined by the Committee in its discretion.

     2.12.  Effective Date means May 11, 2000.

     2.13. Employee means a person providing services to the Company who is classified on the Company payroll as an employee. Under no circumstances shall an individual who performs services for the Company, but who is not classified on the Company's payroll as an employee (for example, an individual performing services for the Company under a leasing agreement), be treated as an Employee even if that individual qualifies as an "employee" of the Company by virtue of common law principles or the leased employee rules under Code (S)414(n). Further, if an individual performing services for the Company is later reclassified as an Employee of the Company, this reclassified individual shall not be treated as an Employee for purposes of this Plan for any period prior to the actual date of his or her reclassification. Directors who are employed by the Company shall be considered Employees under this Plan.

     2.14. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act to ERISA.

     2.15. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor act to the Exchange Act.

     2.16. Fair Value of a Share shall mean, as of any date, the value of a Share determined as follows:

     (a) If the common stock of the Company is listed on any established stock exchange or quoted on an electronic quotation system, the Fair Value of a the closing bid and asked prices, if no sales were reported on the relevant date), as quoted on such exchange

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or system on the last trading day before the date the Share value is to be determined, as reported in The Wall Street Journal or any other source that the Board deems reliable; or

     (b) If the common stock of the Company is not publicly traded (i.e., there is no established market for the common stock of the Company), the Fair Value of a Share shall be the price per Share that the Board has most recently authorized the Company to purchase from its shareowners. In making this determination, the Board may consider a variety of factors, including past and current earnings, earnings estimates, the ratio of the Company common stock to debt of the Company, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, other factors affecting the business and outlook of the Company and general economic conditions, as well as opinions furnished by investment advisors and other experts acting as independent appraisers. The Board shall not be required to follow any predetermined formula, but shall have discretion to exercise its judgment in light of the long-term interests of the Company and its shareowners; or

     (c) If, for any reason, the Fair Value of a Share cannot be determined or is unavailable for the date in question, the Fair Value of a Share may, in the sole and absolute discretion of the Board, be determined as of the nearest preceding date on which the value can be determined under the appropriate method described above.

     2.17. Freestanding SAR means an SAR that is granted independently of any Options, as described in Article 7.

     2.18. Incentive Stock Option or ISO means an option to purchase Shares granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Code (S)422.

     2.19. Insider means an individual who is, on the relevant date, an officer, Director or ten percent (10%) Beneficial Owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     2.20. Key Person means a consultant, distributor or other person who has rendered or will render valuable services to the Company.

     2.21. Nonqualified Stock Option or NQSO means an option to purchase Shares granted under Article 6 that is not intended to be treated as an ISO under Code
(S)422.

     2.22. Option means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6.

     2.23. Option Price means the price at which a Share may be purchased by a Participant in respect of an Option.

     2.24. Outside Director means a member of the Board who is not an employee and who qualifies as (1) a "non-employee director" under Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act, and (2) an "outside director" under Code (S)162(m) and regulations made thereunder.

     2.25. Participant means an Employee, Director or Key Person who has been selected to receive an Award or who has an Award outstanding under the Plan.

     2.26. Performance-Based Exception means the performance-based exception from the deduction limitations of Code (S)162(m).

     2.27. Performance Share means an Award granted to a Participant, as described in Article 9.

     2.28. Performance Unit means an Award granted to a Participant, as described in Article 9.

     2.29. Period of Restriction means the period during which the transfer of Shares of Restricted Stock is subject to a substantial risk of forfeiture, as described in Article 8.

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     2.30.  Plan Year means the period from March 1 to February 28 of each calendar year.

     2.31. Restricted Stock means an Award granted to a Participant as described in Article 8. This term also includes awards of units tied to the value of Shares, but not in the form of actual Shares, during the Period of Restriction.

     2.32. Retirement means the first day of the calendar month on which the Participant reaches the age of 65 or such other date as determined by the Committee in its discretion.

     2.33. Shares means shares of the common stock, par value $0.10 per share, of the Company.

     2.34. Stock Appreciation Right or SAR means an Award, granted alone or in connection with a related Option, as described in Article 7.

     2.35. Subsidiary means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least 50% of the voting interest or owns at least 50% of the value or capital or profits interest.

     2.36. Tandem SAR means an SAR that is granted in connection with a related Option as described in to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

     2.37. Target Amount means, with respect to an Award, the target amount upon which such Award is based, which shall be specified in the Award Agreement.

     2.38. Termination For Cause or For Cause shall have the meaning given to the term(s) in the Company's Handbook, or if no Handbook exists, the meaning determined by the Committee in its discretion.

                                   Article 3

                                 Administration


     3.1. General. The Plan shall be administered by the Committee; provided, however, that: (1) the Board may at any time take on the powers, authority and duties of the Committee, and (2) the Board shall have the powers, authority and duties of the Committee with respect to the granting and interpretation of Awards to Outside Directors. The Committee shall be appointed by, and shall serve at the discretion of, the Board of Directors. If permitted by law, the Committee shall have the authority to delegate administrative duties to officers or Directors of the Company. Provided however, that only a Committee (or a sub-committee) comprised solely of two or more Outside Directors may grant Awards that will meet the Performance-Based Exception.

     3.2. Authority of the Committee. Except as limited by law or by the Memorandum of Association or Bye-laws of the Company, and subject to the provisions described in this document, the Committee shall have full power to select the Employees, Directors and Key Persons who are granted Awards; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 14 and Article 15) amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

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     3.3.   Decisions Binding.  All decisions made by the Committee under this
Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, Directors, Employees, Key Persons, Participants, and their estates and beneficiaries.

                                   Article 4

                 Shares Subject to the Plan and Maximum Awards


     4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 15.2, the number of Shares reserved for issuance to Participants under the Plan shall be five million (5,000,000). The Committee shall determine the appropriate method for calculating the number of Shares actually issued under the Plan. Unless the Committee determines that an Award shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to Awards granted under the Plan:

     (a) Stock Options: The maximum number of Shares that may be granted in the form of Stock Options in any one Plan Year, to any one Participant, shall be 150,000.

     (b) SARs: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights in any one Plan Year, to any one Participant, shall be 150,000.

     (c) Restricted Stock: The maximum number of Shares that may be granted in the form of Restricted Stock in any one Plan Year, to any one Participant, shall be 150,000.

     (d) Performance Shares/Units: The maximum payout (determined at the end of the applicable Performance Term, as defined in Article 9) with respect to Awards of Performance Shares/Units granted in any one Plan Year, to any one Participant, shall equal the value of 150,000 Shares.

     (e) Stock Purchase Plan: The maximum number of Shares that may be purchased in any one Plan Year, by any one Participant, shall be 20,000.

     4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code (S)368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares reserved for issuance under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits described in
Section 4.1, as the Committee, determines to be appropriate and equitable in order to prevent dilution or enlargement of rights; provided, however, that the number of Shares awarded shall always be a whole number.

     4.3. Reissuance of Shares. If any Shares subject to an Award are forfeited or an Award otherwise terminates without the issuance of all of the Shares to a Participant, or if any Shares are surrendered by a Participant in full or partial payment of the price of an Option, these Shares shall be available for grant under the Plan.

                                   Article 5

                         Eligibility and Participation


     5.1. Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Key Persons.

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     5.2.  Actual Participation.  Subject to the provisions of the Plan, the
Committee may, at its discretion, select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

                                   Article 6

                                 Stock Options


     6.1. Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant Options in such number, and upon such terms, and at such time as the Committee, may determine; provided, however, that ISOs may only be granted to Participants who are Employees of the Company or a "subsidiary" of the Company (within the meaning of Code (S)424(f)).

     6.2. Award Agreement. Stock Options shall be granted in an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option relates, and such other provisions as the Committee determines. The Award Agreement shall also state whether the Option is intended to be an ISO or an NQSO.

     6.3. Option Price. The Option Price for each Option shall be at least equal to one hundred percent (100%) of the Fair Value of a Share on the date as of which the Option is granted. With respect to Awards of ISOs, the Option Price of any ISO may not be less than one hundred percent (100%) of the Fair Value of a Share on the date as of which the Option is granted, and the Option Price of any ISO which is granted to an individual who owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any "parent" or "subsidiary" corporation of the Company (within the meaning of Code
(S)424(e) and (f) may not be less than one hundred and ten percent (110%) of the Fair Value of a Share on the date as of which the Option is granted.

     6.4. Duration of Options. Each Option shall expire on a date determined by the Committee at the time of grant; provided, however, that no Option shall be exercisable later the tenth (10th) anniversary date of its grant.

     6.5. Exercise of Options. Options granted shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.6. Payment. Options granted shall be exercised by the delivery of notice to the Company (in accordance with the procedures established by the Committee), setting forth the number of Shares with respect to which the Option is to be exercised, together with full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either:

     (a) in cash or its equivalent, or

     (b) by tendering previously acquired Shares having a total value at the time of exercise equal to the Option Price, or

     (c) by a combination of (a) and (b); provided, however, that Shares tendered must have been held by the Participant for at least six (6) months prior to their tender (i.e., "mature shares" for accounting purposes).

     Further, with respect to any Participant who is an Insider, if tendering shares, the transaction (1) must have met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act (the "General Rule"), as amended from time to time, or (2) be a subsequent transaction, the terms of which were provided for in a transaction initially meeting the requirements of an exemption under the General Rule. Unless the Award Agreement provides otherwise, paying the Option Price as described above, or other evidence of share ownership shall be deemed to be subsequent transactions approved by the original grant of an Option.

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     6.7   Delivery of the Shares.  As soon as practicable after exercise of an
Option, the Company will deliver to First Union, as Custodian for the Shares, for the benefit of the Participant, the Shares purchased by the Participant. First Union will send the Participant notification that it has the Shares in its possession.

     First Union will register the Shares in its name and will sell or otherwise dispose of the Shares upon the Participant's instruction and in conformity with the restrictions contained in the Company's Bye-laws. Any cash dividends and other distributions that may be paid on the Shares will be promptly remitted by First Union to the Participant. Until instructions are received by First Union requesting that the certificates for Shares be delivered to a purchaser, First Union will continue to hold such Shares, as Custodian for the purchaser.

     6.8. Restrictions on Share Transferability. All Shares acquired shall be subject to the Company's Bye-laws and the Memorandum of Association. Further, the Committee may impose such restrictions on any Shares acquired under this Article, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any state securities laws applicable to the Shares.

     6.9. Termination of Employment/Directorship/Other Relationship. If a Participant's employment is terminated because of a loss of Bermuda work permit, retirement, death or disability, or For Cause, Articles 19, 20 and 21 shall apply. Otherwise, each Participant's Award Agreement shall state the extent to which the Participant may exercise the Option following termination of the Participant's employment or directorship or other relationship with the Company. Such provisions shall be determined by the Committee, shall be included in the Award Agreement, need not be uniform among all Options issued under this Article, and may reflect distinctions based on the reasons for termination. However, for Participants receiving ISO's, in no event shall the Award Agreement for the ISO specify that the Option may be exercised beyond the time limits established in Code (S)422, unless the Option is no longer to be considered an ISO.

     6.10. No transferability of Options. Except as otherwise provided in a Participant's Award Agreement, no Option granted under this Article may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all Options granted to a Participant under this Article shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, the Option may be exercised by the Participant's legal representative, or other representative whom the Committee deems appropriate. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant shall be determined by the Committee.

                                   Article 7

                           Stock Appreciation Rights


     7.1. Grant of SARs. Subject to the terms and conditions of the Plan, the Committee may grant SARs in such number and upon such terms, and at such time as the Committee, may determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. The grant price of a Freestanding SAR shall equal the Fair Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Option Price of the related Option.

     7.2. SAR Agreement. SARs shall be granted in an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

     7.3. Term of SARs. Each SAR shall expire on a date determined by the Committee at the time of grant; provided, however, that no SAR shall be exercised later than the tenth (10th) anniversary of the date of grant.

     7.4. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option. Upon exercise of a Tandem SAR, the related Option shall automatically be canceled to the

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extent of the number of Shares subject to the exercise. Conversely, if the related Option is exercised, the Tandem SAR shall automatically be canceled to the extent of the number of Shares subject to the exercise. A Tandem SAR may only be exercised with respect to Shares for which its related Option is exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire at the same time as the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may not be greater than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Value of the Shares subject to the ISO at the time the Tandem SAR is exercised; and
(c) the Tandem SAR may only be exercised when the Fair Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

     7.5. Exercise of Freestanding SARs. Freestanding SARs shall be exercised according to the terms and conditions contained in the Award Agreement.

     7.6. Payment of SAR Amount. Upon exercise of an SAR, the Participant shall, upon exercise, be entitled to receive from the Company an amount equal to: (a) multiplied by (b) where (a) and (b) equal the following:

     (a)     (i)   The Fair Value of a Share on the date of exercise; less

             (ii)  The grant price per Share; plus

             (iii) Paid and declared dividends per Share of common stock underlying the SAR from the beginning of the grant date to the date the SAR is exercised;

     (b)     The number of Shares with respect to which the SAR is exercised.

     As indicated above, upon exercise of an SAR, a Participant shall be entitled to all dividends paid (either cash or stock) and declared on Shares of common stock underlying the SAR from the grant date to the date the SAR is exercised. During this period, dividends will accrue without interest.

     The form of SAR payout shall be stated in the Award Agreement. Payment may be in cash, in Shares of equivalent value, or some combination of these two.

     7.7. Termination of Employment/Directorship/Other Relationship. If a Participant's employment is terminated because of a loss of Bermuda work permit, retirement, death or disability, or For Cause, Articles 19, 20 and 21 shall apply. Otherwise, each SAR Award Agreement shall state the extent to which the Participant has the right to exercise the SAR following termination of the Participant's employment or directorship or other relationship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

     7.8. Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her SAR, such SAR may be exercised by such Participant's legal representative, or other representative whom the Committee deems appropriate. The determination of incapacity of a Participant and the appropriate representative shall be determined by the Committee.

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                                   Article 8

                                Restricted Stock

     8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant Shares of Restricted Stock in such number and upon such terms, and at such times, as the Committee, may determine.

     8.2.  Award Agreement.   Restricted Stock shall be granted in an Award
Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, conditions and/or restrictions to the grant, if any, and such other provisions as the Committee shall determine.

     8.3. Other Restrictions. All Shares of Restricted Stock shall be subject to the Company's Bye-laws and Memorandum of Association. Further, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted under the Plan as it deems advisable including, without limitation: (1) a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock; (2) restrictions based upon the achievement of specific performance goals; (3) time-based restrictions on vesting following the attainment of the performance goals, and (4) restrictions under applicable federal or state securities laws. Such restrictions may apply after the Period of Restriction specified in the Award Agreement, or after the satisfaction of any other conditions set forth in the Award Agreement. Shares of Restricted Stock shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions and/or restrictions during the Period of Restriction. The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to the Shares have been satisfied. Except as otherwise provided in this Article, the Company's Bye-laws and/or Memorandum of Association, or as otherwise provided in the Award Agreement, Shares of Restricted Stock granted under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

     8.4. Voting Rights. Unless otherwise provided in the Award Agreement, Participants holding Shares of Restricted Stock granted under the Plan shall be permitted to exercise full voting rights with respect to those Shares during the Period of Restriction.

     8.5. Dividends. Unless otherwise provided in the Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock granted under the Plan shall be credited with dividends (either cash or stock) paid or declared, as well as any other non-cash distributions made by the Company with respect to the underlying Shares all of which shall be accrued and granted upon vesting of the Restricted Stock. During the Period of Restriction, dividends shall be accrued without interest. The Committee may apply any restrictions to the dividends and/or distributions that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is intended to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

     8.6. Transferability. Except as otherwise provided in a Participant's Award Agreement, and subject to the Company's Bye-laws and Memorandum of Association, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement, or upon earlier satisfaction of any other conditions in the Award Agreement, other than by will or by the laws of descent and distribution.

     8.7. Termination of Employment/Directorship/Other Relationship. If a Participant's employment is terminated because of a loss of Bermuda work permit, retirement, death or disability, or For Cause, Articles 19, 20 and 21 shall apply. Otherwise, each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment or directorship or other relationship with the Company prior to the end of the Period of Restriction. Such provisions shall be determined by the Committee, shall be included in the Award Agreement, need not be uniform among all Shares of Restricted Stock issued under the Plan, and may reflect distinctions based on the reasons for termination.


                                   Article 9

                    Performance Units and Performance Shares

     9.1. Grant of Performance Units/Shares. Subject to the terms of the Plan, the Committee may grant Performance Units and Performance Shares in such number, and upon such terms, and at such time as the Committee, may determine.

     9.2. Award Agreement. Performance Units or Performance Shares shall be granted in an Award Agreement that shall specify the initial value of the Performance Units/Shares, the performance goals, the number of Performance Units/Shares granted, and such other provisions as the Committee shall determine.

     9.3. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Value of a Share as of the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid to the Participant. For purposes of this Article, the time period during which the performance goals must be met shall be called the "Performance Term".

     9.4. Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Term has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Term, to be determined as a function of the extent to which the performance goals have been met. Performance Units/Shares shall be forfeited to the extent that a Participant fails to satisfy the applicable performance goals during the Performance Term.

     9.5. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Term. Subject to the terms of this Plan, the Committee, may pay earned Performance Units/Shares in the form of cash or in Shares (or a combination of the two), which have a Fair Value equal to the value of the earned Performance Units/Shares at the end of the applicable Performance Term. Such Shares shall be granted subject to the Company's Bye-laws and Memorandum of Association and to any restrictions deemed appropriate by the Committee. The form of payout shall be stated in the Award Agreement. The Award Agreement shall state whether a Participant is entitled to receive any dividends (either cash or stock) declared with respect to the Shares underlying the Performance Unit/Share. In addition, Participants may, at the discretion of the Committee and as provided in the Award Agreement, be entitled to exercise voting rights with respect to such Shares.

     9.6. Termination of Employment/Directorship/Other Relationship. If a Participant's employment is terminated because of a loss of Bermuda work permit, retirement, death or disability, or For Cause, Articles 19, 20 and 21 shall apply. Otherwise, the Award Agreement shall state the extent to which the Participant shall have the right to receive payment with respect to Performance Units/Shares following termination of the Participant's employment or directorship or other relationship with the Company prior to the last day of the Performance Term. Such provisions shall be determined by the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units/Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

     9.7. Non-transferability. Except as otherwise provided in an Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as otherwise provided in a Participant's Award Agreement, no Performance Units/Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all Performance Units/Shares granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Performance Units/Shares, such Performance Units/Shares may be exercised by such Participant's legal representative, or other representative whom the Committee deems appropriate. The determination of incapacity of a Participant and the appropriate representative shall be determined by the Committee in its sole and absolute discretion.


                                   Article 10

                            Employee Stock Purchase

     10.1 Eligibility. Only Employees who, on the date on which their subscription is accepted by the Company, have been employed by the Company for at least six (6) months shall be entitled to purchase shares under the Plan; provided, however, that Employees who are subject to Section 16(b) of the Exchange Act may not subscribe to Shares unless such subscription is approved by the Committee.

     10.2 Purchase Price; Delivery of Shares; Payment. The purchase price for each Share shall equal the Fair Value. An eligible Employee may subscribe to purchase not less than 50 Shares, nor more than 20,000 Shares annually, by delivering a fully executed subscription agreement, together with a check or money order payable to "First Union National Bank," ("First Union") as Transfer Agent. Availability of Shares to be purchased will be determined by the Company in its sole discretion.

     10.3 Acceptance of Subscriptions by the Company. No subscription for the purchase of Shares will be binding on the Company until the Company has accepted it. The Company reserves the right, in its sole discretion, to accept or reject any subscription in part or in its entirety.

     The Company's acceptance of a subscription will take place upon the mailing, or personal delivery to the subscriber, of a notice of acceptance, confirming its acceptance of the subscription, and showing the number and Fair Value of the Shares sold to the subscriber ("Notice of Acceptance"). The subscriber will be advised of the acceptance of his or her subscription by an account statement from First Union, who is the Custodian for the Company's Shares, indicating the number of Shares newly allocated to his or her account. The account statement will be mailed to the subscriber as soon as practicable after the purchase date.

     The Company will not accept a subscription until the subscriber's check or money order has been collected. If any check or money order cannot be collected, the Company may, in its sole discretion, return the subscription documents or request that the subscriber forward cash or wire funds in the amount of his or her payment.

     10.4 Normal Processing of Subscriptions. The process of receiving subscriptions, determining acceptability and mailing Notices of Acceptance may require up to 15 days after the Company receives the subscription. Employees whose subscriptions for Shares are received less than 15 days prior to a change in the Fair Value of the Shares may incur an increase in the Fair Value of the Shares to which they subscribe. Similarly, subscriptions for Shares received less than 15 days prior to the record date of a dividend on Shares may not be processed in time to enable the subscriber to receive the dividend. Subscribers will not be entitled to receive, and no adjustment will be made on account of, any cash or stock dividend paid or declared to shareowners of record on a date preceding acceptance of subscriptions (including where subscriptions are accepted on a purchase date). In no event shall the Company be liable for any costs or damages to a subscriber due to such changes in price or the failure to receive such dividends. Further, in no event will interest be paid on account of any subscription payment delayed due to questions as to the acceptability of an individual subscriber.

     10.5 Insufficient Number of Shares Available. If there are not enough Shares available to satisfy all subscriptions for Shares the Company, in its sole discretion, will fill subscriptions for Shares as such subscriptions are received.

     10.6 Effects of Changes in Fair Value or Dividends on Unaccepted Subscriptions. Shares will be sold at the Fair Value in effect when the Company accepts the subscription. Subscribers who send payment with their subscription and whose subscriptions have not been accepted by the Company at the time of an increase in the Fair Value of the Shares will be notified of the increase, and the individual subscriber may then choose either (i) to withdraw his or her subscription, or (ii) to pay the additional amount needed to equal the higher Fair Value of the Shares, or (iii) to reduce to not less than 50 the number of Shares subject to the subscription. If the Fair Value of the Shares decreases at any time, the Company will give notice to subscribers of this fact and afford them the opportunity to withdraw their subscription or, in the alternative, either to seek a refund of the amounts not needed to pay the aggregate Fair Value of the Shares subscribed to or to increase the number of Shares which the subscriber desires to purchase.

     In the event of a stock split prior to acceptance of subscriptions that have been received, the price and number of shares subject to the subscription will be adjusted proportionately. The Board shall determine, in its sole discretion, whether a distribution is a stock split.

     10.7 Rejection of Subscriptions. Notwithstanding any provision of this Plan to the contrary, the Committee, may accept or reject any subscription until the subscription has been accepted. Upon the rejection of a subscription, the Company will refund to the subscriber, or if applicable, will cause First Union to refund to the subscriber, without interest, any monies paid by such subscriber on account of his or her subscription.

     10.8 Delivery of the Shares for the Account of Subscribers Upon Acceptance. As soon as practicable after the Company has accepted a subscription, the Company will deliver to First Union as Custodian for the Shares, for the benefit of the subscriber, the Shares purchased by the subscriber. First Union will send the Subscriber notification that it has the shares in its possession.

     First Union will register the Shares in its name and will sell or otherwise dispose of the Shares upon the subscriber's instruction and in conformity with the restrictions contained in the Company's Bye-laws. Any cash dividends and other distributions that may be paid on the Shares will be promptly remitted by First Union to the subscriber. Until instructions are received by First Union requesting that the certificates for Shares be delivered to a purchaser, First Union will continue to hold such Shares as Custodian for the purchaser.


                                   Article 11

                              Performance Measures

     11.1 Performance Measures. Until the shareowners approve a change in the general performance measures set forth in this Article, the following will be used by the Committee to determine the payout and/or vesting with respect to Awards which are intended to qualify for the Performance-Based Exception:

     (a)  Earnings per share;

     (b)  Net income (before or after taxes);

     (c) Return measures (including, but not limited to, return on assets, equity, or sales);

     (d) Cash flow return on investments which equals net cash flows divided by owners equity;

     (e)  Earnings before or after taxes;

     (f)  Gross revenues;

     (g) Share price (including, but not limited to, growth measures and total shareowner return);

     (h)  Pretax profit;

     (i)  Economic Value Added;

     (j)  Gross premiums written;

     (k)  Combined ratio;

     (l)  Underwriting income;

     (m)  Net income;

     (n)  Return on equity; and/or

     (o)  NPV of underwriting results.

     11.2 Degree of Attainment. The Committee shall have discretion to determine the degree to which the pre-established performance goals have been met; provided, however, that Awards which are intended to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     11.3 Modifications to Performance Measures. In the event that applicable tax and/or securities laws change to permit the Committee the discretion to alter the governing performance measures without obtaining shareowner or Participant approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareowner or Participant approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
(S)162(m).


                                   Article 12

                                   Deferrals

     The Committee may require or permit: (a) a Participant to defer his or her receipt of payment or Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, (b) the lapse or waiver of restrictions with respect to Restricted Stock, or (c) deferral of meeting any requirements or goals with respect to Performance Units/Shares, provided that no deferral shall be longer than 60 days without the prior written consent of the Participant. If payment or receipt of Shares is deferred, the Committee shall, establish rules and procedures for such payment deferrals. However, notwithstanding the preceding provisions of this Article nor any other provision of this Plan to the contrary, the Committee shall not, (1) in establishing the terms and provisions of any Award, or (2) in exercising its powers under this Article, create any arrangement which would constitute an employee pension benefit plan as defined in ERISA (S)3(2) unless the arrangement provides benefits solely to one or more individuals who constitute members of a select group of management or highly compensated employees (within the meaning of ERISA
(S)(S)201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)).


                                   Article 13

                         Rights of Employees/Directors

     13.1. Employment and Performance of Services. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant's employment or service contract, nor confer upon a Participant any right to continue in the employ of the Company or the right to continue performing services for the Company.

     13.2. Participation. No Employee, Director or Key Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.


                                   Article 14

                               Change in Control

     14.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governmental agencies or national securities exchanges, or otherwise agreed by the Company and the Participant:

     (1) SARs. Any SARs granted under the Plan shall become immediately exercisable and, within thirty (30) days following the effective date of the Change in Control (the "Change in Control Date"), the Participant shall, upon exercise, be paid as follows:

     (a) If the Change of Control Date occurs within one year following the date of grant of the SAR, the Participant shall be paid the greater of
          (i) the Defined Amount, or (ii) the Target Amount upon which the Award was based pro rated as to the time that has elapsed prior to the Change in Control Date.

     (b) If the Change of Control Date occurs later than one year following the date of grant of the SAR, the Participant shall be paid the Defined Amount.

     The Defined Amount shall equal (a) multiplied by (b) where (a) and (b) equal the following:

     (a)  (i)   The Fair Value of a Share on the date of exercise; less

          (ii)  The grant price per Share; plus

          (iii) Paid and declared dividends per Share of common stock underlying the SAR from the beginning of the grant date to the date the SAR is exercised;

     (b)  The number of Shares with respect to which the SAR is exercised.

     (2) Restricted Stock (Non-performance based). Any restriction periods and restrictions imposed on Shares of Restricted Stock based on continued service and/or employment shall lapse and, within thirty (30) days following the Change in Control Date, the Participant shall receive the number of Shares specified as the Target Award, pro rated based on the time that has elapsed under the Award Agreement prior to the Change in Control Date.

     (3) Restricted Stock (Performance based) & Performance Units/Shares. Performance-based Restricted Stock and Performance Units/Shares shall vest as of the Change in Control Date, and within thirty (30) days following the Change in Control Date, the Participant shall be paid the Target Award (in cash or Shares, as the case may be) pro rated based upon assumed achievement of all targeted performance goals and upon the length of time within the Performance Term that has elapsed prior to the Change in Control Date.

     (4) Options. Any Options granted under the Plan shall become immediately exercisable, and the Participant shall be entitled to exercise the Option for the number of Shares specified as the Target Award, pro rated based on the time that has elapsed prior to the Change in Control Date. The Participant shall have thirty (30) days following the Change in Control Date to deliver appropriate notice to the Company together with full payment for the Shares.

     (5) Put Right. A Participant may not exercise his or her rights described in Article 21.9 (the Put Option) more than forty-five (45) days after the Change in Control Date.

     14.2.  Special Gross-Up Payment for Excise Tax Imposed.

     (a) Appointment of Independent Tax Consultant. Upon a Change In Control, the Company shall appoint an independent tax consultant (the "ITC") who shall be a lawyer, certified public accountant or a compensation consultant with expertise in the area of executive compensation tax law, and whose fees and disbursements shall be paid by the Company.

     (b) Request for Gross-Up Payment. Upon a Change in Control, each Participant who believes that he or she might be required to pay any Code
(S)4999 excise tax shall be entitled to request the calculation and payment of a Gross-Up Payment (as defined below); provided, however, that any Participant requesting the calculation and payment of a Gross-Up Payment must provide the ITC with all information necessary for the ITC to determine the proper amount of Gross-Up Payment which should be made to the Participant, and must agree to the release of such information by the Company to the ITC.

     (c) Calculations by ITC. The ITC shall, with respect to each Participant making a request for the calculation and payment of a Gross-Up Payment (a "Requesting Participant"), make a determination as to whether (1) the amounts paid to such Participant under Awards issued under this Plan and (2) other payments otherwise paid to such Participant, which constitute "parachute payments" (as defined in Code (S)280G) (together "Parachute Payments") would be subject to the Code (S)4999 excise tax. If the ITC determines that the Parachute Payments to a Requesting Participant would be subject to the Code (S)4999 excise tax, then that Participant shall receive an additional lump sum cash payment (the "Gross-Up Payment") in an amount such that after payment by the Requesting Participant of all federal and state taxes imposed upon the Gross-Up Payment, the Requesting Participant retains from the Gross-Up Payment an amount equal to the Code (S)4999 excise tax imposed upon the Parachute Payments.

     (d) IRS Assessments. If the ITC determines that no Code (S)4999 excise tax is payable by a Requesting Participant, the ITC shall provide the Requesting Participant with a written opinion that the Requesting Participant has substantial authority not to report any Code (S)4999 excise tax due on the Requesting Participant's income tax returns. A Requesting Participant shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Requesting Participant is subsequently required to make a payment of any Code (S)4999 excise tax by the IRS, then the Company shall make a payment (the "Gross-Up Underpayment") to the Requesting Participant equal to the amount assessed as a Code (S)4999 excise tax by the IRS; provided, however, the Company may, in lieu of making such Gross-Up Underpayment to the Requesting Participant, notify the Requesting Participant in writing that the Requesting Participant contest the IRS claim, in which case the Requesting Participant and the Company shall cooperate, and the Company shall bear all costs and expenses (including payment of any resulting Code (S)4999 excise tax ultimately determined to be due, additional interest and penalties) incurred in connection with contesting the IRS claim.

     14.3. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Article 14 may not be terminated, amended, or modified on or after the date of a Change in Control in any manner that adversely affects any prior Award without the written consent of the Participant; provided, however, that the Committee shall retain the power to amend any provision of the Plan to comply with changes in the Code, the Exchange Act or other applicable law or stock exchange rule after the date of a Change in Control and further provided that the Committee may terminate, amend, or modify this Article 14 and Section 2.6 at any time prior to the date of a Change in Control.

                                   Article 15

                    Amendment, Modification, and Termination

     15.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time, alter, amend, suspend or terminate the Plan in whole or in part.

     15.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Article 14 and to this Article 15, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2) affecting the Company or the financial statements of the Company, or in the event of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be granted under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no adjustment shall be made if it would be inconsistent with the requirements of Code (S)162(m), as from time to time amended, to the extent the Award is intended to satisfy the Performance-Based Exception.

     15.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way, any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

     15.4. Compliance with Code (S)162(m). The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Code (S)162(m) and the regulations thereunder. In addition, in the event that changes are made to Code (S)162(m) to permit greater flexibility with respect to any Award under the Plan, the Committee may make any adjustments it deems appropriate.


                                   Article 16

                                  Withholding

     16.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy all taxes (whether domestic or foreign), required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, as it relates to the particular Participant.

     16.2. Share Withholding. Whenever Shares are to be issued or cash paid to a Participant upon the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option, an amount sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of the withholding tax requirements, by having the Company withhold Shares, may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, or (2) is a subsequent transaction, the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act. Unless the Award Agreement provides otherwise, the withholding of Shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of an Award. Shares withheld by the Company for taxes for any Award under this Plan shall be limited to the minimum number sufficient to satisfy federal, state and local tax withholding requirements at the time of exercise.

                                   Article 17

                                Indemnification

     Each person who is or shall have been a member of the Committee, or of the Board, or an officer delegated the administrative duties of the Board or Committee, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement there of, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Bye-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


                                  Article 18

                                  Successors

     All obligations of the Company under the Plan in respect to Awards granted under this Plan shall be binding on any successor to the Company.


                                  Article 19

                          Loss of Bermuda Work Permit

     If a Participant's Bermuda work permit is not extended by a decision of the Bermuda Department of Immigration, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governmental agencies or national securities exchanges, or otherwise agreed by the Company and the Participant:

     (1) SARs. Any SARs granted to the Participant under the Plan shall become immediately exercisable and, within thirty (30) days following the effective date of notice of the non-renewal of the Bermuda work permit (the "Relevant Date"), the Participant shall, upon exercise, be paid as follows:

     (a) If the Relevant Date occurs within one year following the date of grant of the SAR, the Participant shall be paid the greater of (i) the Defined Amount, or (ii) the Target Amount upon which the award was based pro rated as to the time that has elapsed prior to the Relevant Date.

     (b) If the Relevant Date occurs later than one year following the date of grant of the SAR, the Participant shall be paid the Defined Amount.

     The Defined Amount shall equal (a) multiplied by (b) where (a) and (b) equal the following:

     (a)  (i)   The Fair Value of a Share on the date of exercise; less

          (ii)  The grant price per Share; plus

          (iii) Paid and declared dividends per Share of common stock underlying the SAR from the beginning of the grant date to the date the SAR is exercised;

     (b)  The number of Shares with respect to which the SAR is exercised.

     (2) Restricted Stock (Non-performance based). Any restriction periods and restrictions imposed on Shares of Restricted Stock based on continued service and/or employment shall lapse and, within thirty (30) days following the Relevant Date, the Participant shall receive the number of Shares specified as the Target Award, pro rated based on the time that has elapsed under the Award Agreement prior to the Relevant Date.

      (3) Restricted Stock (Performance based) and Performance Units/Shares. Performance-based Restricted Stock and Performance Units/Shares shall vest as of the Relevant Date, and within thirty (30) days following the Relevant Date, the Participant shall be paid the Target Award (in cash or Shares, as the case may be) pro rated based upon an assumed achievement of all targeted performance goals and upon the length of time within the Performance Term that has elapsed prior to the Relevant Date.

      (4) Options. Any Options granted under the Plan shall become immediately exercisable, and the Participant is entitled to exercise the Option for the number of Shares specified as the Target Award, pro rated based on the time that has elapsed under the Award Agreement prior to the Relevant Date. The Participant shall have thirty (30) days following the Relevant Date to deliver appropriate notice to the Company together with full payment for the Shares.

      (5) Put Right. A Participant may not exercise his or her rights described in Article 21.9 (the Put Option) more than forty-five (45) days after the Relevant Date.


                                   Article 20

             Retirement, Death, Disability or Termination For Cause

     20.1 Retirement. Unless otherwise indicated in the Award Agreement, if a Participant retires, all Awards shall vest and any performance-based or length of service or employment based restrictions shall lapse. Any Option or SAR shall be exercisable for the lesser of three (3) years or according to the original term in the Award Agreement. If the Award is an Incentive Stock Option, the Option must be exercised within ninety (90) days of Retirement in order for the Option to continue to be treated as an Incentive Stock Option.

     20.2 Disability. The rights under this Plan shall be exercisable only by a Participant during his lifetime; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her rights, the Participant's legal representative, or other representative whom the Committee deems appropriate shall be permitted to exercise the rights under the Plan. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant shall be determined by the Committee.

     Unless otherwise indicated in the Award Agreement, if a Participant becomes disabled, all Awards shall vest and any performance-based or length of service or employment based restrictions shall lapse. Any Option or SAR shall be exercisable for the lesser of three (3) years or according to the original term in the Award Agreement. If the Award is an Incentive Stock Option, the Option must be exercised within one (1) year of disability in order for the Option to continue to be treated as an Incentive Stock Option.

     Restricted Stock (Performance Based) and Performance Units/Shares. Upon vesting of any Performance-based Restricted Stock and/or Performance Units/Shares, the Participant's legal representative shall be paid the Target Award (in cash or Shares, as the case may be) pro rated based upon assumed achievement of all targeted performance goals and upon the length of time within the Performance Term that has elapsed prior to the date of disability.

     20.3 Death. In the event of the death of a Participant, any rights of a Participant under this Plan shall pass in accordance with the Participant's will or by applicable laws of descent and distribution. Unless otherwise

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

indicated in the Award Agreement, if a Participant dies, all Award(s) shall vest and any performance-based or length of service or employment based restrictions shall lapse. Any Option or SAR shall be exercisable for the lesser of three (3) years or according to the original term in the Award Agreement.

     Restricted Stock (Performance Based) and Performance Units/Shares. Upon vesting of any Performance-based Restricted Stock and/or Performance Units/Shares, the Participant's legal representative shall be paid the Target Award (in cash or Shares, as the case may be) pro rated based upon assumed achievement of all targeted performance goals and upon the length of time within the Performance Term that has elapsed prior to the date of death.

     20.4 Termination For Cause. In the event a Participant's employment or agreement for services is terminated For Cause prior to the vesting of any Award, all such Awards shall terminate simultaneous with the termination of employment and the Participant shall have no right to receive any such Award. Awards fully vested at the time of termination must be exercised within 30 days of termination. Further, the Participant shall not be permitted to put Shares
to the Company as described in Article 21.9 (the Put Option).   The Participant
will, however, retain all rights of resale available to shareowners generally.


                                   Article 21

                                 Miscellaneous

     21.1. Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

     21.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the Plan shall be construed and enforced as if the illegal or invalid provision(s) had not been included.

     21.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     21.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act or its successors. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     21.5. Governing Law. The Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the Bermuda.

     21.6. Plan Document Controls. In the event of any conflict between the provisions of an Award Agreement, Plan Brochures and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement and Plan Brochure shall be null and void.

     21.7. Unfunded Arrangement. The Plan shall not be funded, and except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any grant under the Plan.

     21.8 Awards Granted in Substitution. Notwithstanding any contrary provision, in the event the Company engages in a recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, acquisition or other business transaction with another organization, the Committee, in its absolute discretion may grant Awards under the Plan in substitution and cancellation of options, stock appreciation rights, restricted stock, performance shares or performance Shares awarded to an individual by such other organization. Awards made under this Section in substitution for awards canceled as a result of such business transaction may have an Option Price or grant price less than one hundred percent (100%) of the Fair Value of a Share on the date such award is granted.

     21.9 Put Option. A Participant in the Plan shall have the right to require the Company to purchase all or part of the Shares then held by the Participant at the Fair Value of the Shares, in accordance with the following terms and conditions:

     (a) Ability to Exercise Put Option. Except as provided in subsections (e) and (f) below, the right to require the Company to purchase Shares may only be exercised by the Participant.

     (b) Price Paid by Company. The purchase price per Share paid for any Shares put to the Company shall equal the Fair Value of a Share on the date of the sale of the Shares to the Company multiplied by the number of Shares being purchased.

     (c) Form of Payment by Company. Payments by the Company shall be made in a single lump sum cash (or check) payment and shall be paid on, or within thirty
(30) days after, the date the Shares are transferred to the Company.

     (d) Procedures for Exercise. A Participant shall exercise his or her rights under this Section by filing with the Company a written request stating the number of Shares that the Participant wishes to put to the Company. The Committee will consider the application at its next regularly scheduled meeting, or at an early time determined by the Committee. If the Committee approves the application, the Company will contact the Participant and the parties shall arrange for the execution of all documents that the Company requires for the transfer of the Shares and payment of the purchase price.

     (e)  Status of Employment

          (i) Current Employees. Current Employees may exercise the put right at any time, subject to the approval of the Committee.

          (ii) Loss of Work Permit or Termination For Cause. If a Participant's employment is terminated because of a loss of Bermuda work permit, or For Cause, Articles 19 and 20 shall apply.

          (iii) Retirement. If a Participant's employment terminates because of retirement, the following shall apply:

          (a) For Shares owned outright (i.e. not subject to any restrictions under Articles 6, 8 or 9): the Participant has forty-five (45) days to request that the Company purchase these Shares.

          (b) Restricted Stock and Performance Shares that have not yet vested: the Participant has forty-five (45) days from the date of exercise of the grant and/or receipt of these Shares to request that the Company purchase these Shares.

          (iv) Voluntary Departure or termination without cause. If the Participant voluntarily terminates his or her employment with the Company, or is terminated without cause, he or she has forty-five (45) days to request that the Company purchase his or her Shares. The Participant's Award Agreement shall state the extent to which the Participant may exercise the put right relating to any Stock Options, Restricted Stock Awards, or Performance Shares that have not vested at the time of termination of employment.

     If the Participant makes a request that the Company purchase the shares within the required 45 days, then the Company shall purchase the shares. If, within the required 45 days, the Participant fails to request that the Company purchase the shares, the Participant looses his or her right to sell the shares to the Company under the Plan (the Participant will retain all rights of resale available to shareowners generally).

          (v) Death or Disability. If a Participant's employment terminates because of death or disability of the Participant, the following shall apply:

          (a) For Shares owned outright (i.e. not subject to any restrictions under Articles 6, 8 or 9): the Participant's legal representative has one (1) year from the date of death or disability to request that the Company purchase these Shares.

          (b) Restricted Stock and Performance Shares that have not yet vested: the Participant's legal representative has one (1) year from the date of exercise of the grant and/or receipt of these Shares to request that the Company purchase these Shares.

     If the Participant's legal representative makes a request that the Company purchase the shares within the required one (1) year, then the Company shall purchase the shares. If, within the required year, the Participant's legal representative fails to request that the Company purchase the shares, the Participant's legal representative looses his or her right to sell the shares to the Company under the Plan (the Participant's legal representative will retain all rights of resale available to shareowners generally).

     (f) Limitations. Only Participant's under the Plan shall be permitted to exercise any rights under this subsection.

     The put right may not be exercised as to any Shares that have been held by the Participant for more than five (5) years.

     Notwithstanding anything in this Section to the contrary, no Participant may exercise his or her rights under this Section to the extent that applicable laws or regulations prohibit such rights or exercise, or to the extent that the Company is prohibited by applicable laws or regulations from effecting the purchase. A Participant may not sell or grant his or her put option to any other person, except in the event of the death or disability of a Participant, in which case the legal representative of the Participant's estate shall be permitted to exercise all rights under this subsection as described below.